Exhibit 16.1

April 30, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by ECMOHO Limited, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2020 of ECMOHO Limited dated April 30, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China